620 Memorial Drive, Cambridge, MA 02139

June 30, 2022

Marella Thorell
***@gmail.com

Re: Employment by Evelo Biosciences, Inc.

Dear Marella,

Evelo Biosciences, Inc. is pleased to confirm its offer to employ you as Chief Financial Officer or such other capacity as may be mutually agreed upon by the Company and you from time to time. Your effective date of hire as a regular, full-time employee is anticipated to be September 1, 2022.

Your compensation for this position will be at the rate of $420,000 per year. Your base salary will be paid bi-weekly in equal installments and in accordance with the Company’s payroll practices and procedures.

You will also be eligible to receive a target annual bonus of 40% of your annual base salary at the sole discretion of the Board which could be adjusted by both the Company’s performance and your individual performance. Bonuses are intended to retain valuable Company employees, and a bonus is not payable unless you are an employee of the Company on the date that such bonus is scheduled to be paid. You will be eligible to receive a bonus for this year if your start date is on or before October 1 of this year. Any bonus earned for this year will be pro-rated based upon the period of time you are employed this year commencing with your start date. If your start date is after October 1, your bonus eligibility will begin next year.

In addition to your cash compensation, after your employment start date, subject to the approval of the Board of Directors of the Company (the “Board”), you will be granted an option to purchase 440,000 shares of common stock of the Company (subject to adjustment for any stock splits, dividends, recapitalizations and the like). New hire options approved by the Board are granted with an exercise price set to the stock price at time of grant. These options will vest over a four-year period: 25% on the first anniversary of the employment start date and the remaining 75% in 36 substantially equal monthly installments thereafter. In all respects, this option grant will be governed by the Company’s 2021 Employment Inducement Award Plan and a stock option agreement.

Also, we are pleased to offer you a signing bonus of $100,000. This bonus will be paid in one lump sum in a separate check on the next regularly scheduled pay date after you start employment with the Company. The signing bonus is taxable, and all regular payroll taxes will be withheld. In the event that you leave the Company with 12 months of your date of hire, you will be responsible for reimbursing the Company for the entire signing bonus.

You will be eligible to participate in the Company’s standard benefit programs as they are in effect from time to time and subject to their terms. Currently, these benefit programs include holidays, 24 days of flexible time off for vacation and sick time as well as, medical insurance, dental insurance, life insurances, disability insurance, and 401(k) retirement plan. Additional details of our current benefit offering are described in the Benefits Summary, a copy of which is enclosed. The Company reserves the right to alter or amend it’s employee benefit programs at any time.

As a condition of your employment, you must sign and abide by the Company’s Employee Proprietary Information, Inventions Assignment and Restrictive Covenants Agreement, a copy of which is enclosed. As a Company employee, you will be expected to abide by Company policies and procedures as may be in effect from time to time.

It is understood that you will at all times be an “at-will” employee. You are not being offered employment for a definite period of time, and either you or the Company may terminate the employment relationship at any time and for any reason without prior notice and without additional compensation to you. Notwithstanding the immediately preceding sentence, you will be eligible for payments and benefits in the event of a Qualifying Termination (as such term is defined in the Company's Executive Severance Plan (the "Severance Plan") pursuant to and in accordance with the provisions of the Severance Plan.

The company office is located at 620 Memorial Drive, Cambridge, Massachusetts 02139 and it will be deemed to be your normal place of work; however, you may work from your home in Pennsylvania for up to 50% of the time, consistent with the business needs of the Company. The Company's payroll team will work with you to apportion your reported wages between Massachusetts and Pennsylvania, consistent with applicable laws and regulations. The Company may change your normal place of work according to the Company's future needs, but any requirement that you work more than 50% of your time on a regular basis in a location other than your home in Pennsylvania, without your consent, shall constitute "Good Reason" for purposes of the Severance Plan.

In order to assist you with the expenses associated with the travel between your permanent residence and the Boston area, the Company will provide you an allowance of $5,000 per month (net payment) for temporary living and/or travel costs for 12 months after the start of your employment.

In making this offer, the Company understands, and in accepting it you represent that you are not under any obligation to any former employer or any person, firm, or corporation which would prevent, limit, or impair in any way the performance by you of your duties as an employee of the Company.

The Immigration Reform and Control Act requires employers to verify the employment eligibility and identity of new employees. This offer of employment is contingent upon your providing satisfactory documentation of these matters. Enclosed is a copy of the Form I-9 that you will be required to complete. Please bring the appropriate documents listed on that form with you when you report for work. We will not be able to employ you if you fail to comply with this requirement.

This letter, along with the Employee Proprietary Information Agreement, sets forth the complete and exclusive agreement between you and the Company with regard to your employment with the Company, and supersedes any prior representations or agreements about this matter, whether written or verbal. This Letter may not be modified or amended except by a written agreement signed by you and an authorized member of the Board.

Please indicate your acceptance of this offer by signing and dating this letter and returning it by July 1, 2022 after which date this offer will expire.

We look forward to your joining the Company and are pleased that you will be working with us.

Very truly yours,

/s/ Julie Carretero
Julie Carretero
Chief People Officer
Evelo Biosciences, Inc.

Accepted and Agreed:

/s/ Marella Thorell
Marella Thorell

Date: June 30, 2020